Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES ANNOUNCES CANCELLATION OF ITS PRESENTATION AND WEBCAST DUE TO WEATHER AT THE J.P. MORGAN AVIATION, TRANSPORTATION AND INDUSTRIALS CONFERENCE

OMAHA, NEBRASKA, March 14, 2017 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, announced that due to the severe winter storm impacting the northeastern United States and New York City areas today, its presentation and webcast at the J.P. Morgan Aviation, Transportation and Industrials Conference in New York City today have been canceled. A copy of the prepared speaking notes for the presentation that was scheduled to be presented by Werner Enterprises at that conference today, along with the related slide presentation, are available at the following web address: http://investor.werner.com/news-and-events/webcasts-and-presentations/default.aspx.

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. The Werner Logistics portfolio includes freight management, truck brokerage, intermodal and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the company’s website at www.werner.com.

This press release, as well as the investor materials provided by and the oral public statements made by any Werner representative during the conference presentation and webcast announced in this press release, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to Werner’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Werner’s Annual Report on Form 10-K for the year ended December 31, 2016. For those reasons, undue reliance should not be placed on any forward-looking statement. Werner assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with

Werner Enterprises, Inc. – Release of March 14, 2017
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the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.